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                                                                   Exhibit 10.37


                                  KEY EMPLOYEE
                             SHARE OPTION AGREEMENT
                             Dated December 1, 1998



This agreement supercedes and replaces the original agreement dated May 9, 1996.

Loran Network Holding Corporation Inc. (the Company) hereby grants David Levy (a key Employee) effective October 1, 1994, the option to purchase 525,000 of its Class A common voting shares at a price of $0.11 per share in the first year, $0.13 in the second year, and $0.15 in the third year. This option shall terminate in eight years from its effective date, which is September 30, 2002.

The right to purchase these shares will become available to David Levy at the end of each of the three years starting from October 1, 1994. The amount of the purchase in the first year shall be restricted to a total of 25,000 shares; in the second year to a total of 250,000 shares; and in the third year to 250,000 shares. In the event of, and at the time that the company or any of its subsidiaries is sold or makes an offering of its shares to the public, David Levy will have the right to purchase all remaining shares not purchased. David Levy may elect to delay any or all of the purchases until the termination date of this complete option on September 30, 2002. Any shares not purchased within 30 days after this termination date will not be available to David Levy.

This option is in effect only while David Levy is directly employed to the Company or any of its subsidiaries. If David Levy dies while employed by the Company, his estate, personal representative or beneficiary may exercise this option at any time within 90 days after such death. The number of shares available for purchase will be those which would have become available to David Levy at the time of his death.



Loran Network Holding Corporation Inc.           I agree to the above terms



/s/ Leighton Powell                              /s/  D. A. Levy
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Leighton Powell                                  David Levy
Chief Executive Officer